Daktronics, Inc. Announces Third Quarter Fiscal 2012 Results

Brookings, S.D. – February 21, 2012 - Daktronics, Inc. (Nasdaq - DAKT) today reported fiscal 2012 third quarter net sales of $122.9 million and net income of $1.7 million, or $0.04 per diluted share, compared to net sales of $99.9 million and net income of $1.8 million, or $0.04 per diluted share, for the third quarter of fiscal 2011.  Backlog at the end of the fiscal 2012 third quarter was approximately $121 million, compared with a backlog of approximately $128 million a year earlier and $137 million at the end of the second quarter of fiscal 2012.

Net sales, net income and earnings per share for the nine months ended January 28, 2012 were $377.5 million, $9.0 million and $0.21 per diluted share, respectively. This compares to $327.3 million, $11.3 million and $0.27 per diluted share, respectively, for the same period in fiscal 2011.

Free cash flow, defined as cash provided by operations less net purchases of property and equipment, was $(4.1) million through the third quarter of fiscal 2012 compared to $32.0 million through the same period one year ago.  Cash and marketable securities at the end of the third quarter of fiscal 2012 were $50.6 million.

“The third quarter is typically a challenge for us due to the number of holidays that fall in the quarter and the seasonality of our business. However, we had a good backlog going into the quarter, and we executed well on delivering against that backlog,” said Jim Morgan, president and chief executive officer.  “In the third quarter of each fiscal year, gross profit margin can decrease sequentially due to the typically lower sales levels.  During each fiscal third quarter, we also have costs related to the holidays, and we attempt to estimate the impact of these factors in our gross profit margin.  Costs that exceeded our estimates included a benefit cost increase over the previous quarter which translated into approximately a 1% decrease in gross profit margin, and various other costs in excess of our estimates which accumulated to another 1%.”

Morgan added, “We also had a weaker quarter for order bookings than we expected, in part due to some delays in booking orders in our  International business unit.”

Business Highlights
•
Orders in the Commercial business unit were up over 19% for the third quarter of fiscal 2012 compared to the prior year’s third quarter and are up on a year to date basis over 32% compared to the prior fiscal year.  The growth, on a year to date basis, is over 55% in both the billboard and large contract portions of the business.  This growth is in spite of billboard orders being flat in the third quarter of fiscal 2012 compared to the same quarter one year ago.  The standard product business is up over 13% for the first three quarters of fiscal 2012 compared to the same period in fiscal 2011.

•
Orders in the third quarter of fiscal 2012 for the Live Events business unit were down compared to the third quarter of fiscal 2011, primarily due to the unusually high level of orders for professional baseball one year ago.  Orders in the third quarter of fiscal 2012 included the award of a new integrated display system for the Detroit Tigers, featuring the DVX 15HD high definition outdoor display technology and our architectural lighting elements forming the Tigers logo.  This was the only large project for Major League Baseball awarded during the first three quarters of fiscal 2012, compared to $18 million in the same period in fiscal 2011.

•
Orders in the International business unit were hampered by delays in closing two imminent orders totaling $5 million, that were not booked by the end of the fiscal third quarter. The company booked its first order in Brazil in the fourth quarter of fiscal 2012 for Sao Luis Stadium, one of the sites for the 2014 Soccer World Cup.

•
Orders in the Transportation business unit included orders in excess of $6 million from the New Jersey Turnpike Authority under the previously announced procurement contract.  Orders in the Transportation business unit were up over 34% for the first three quarters of fiscal 2012 compared to one year ago.

•
Orders in the Schools and Theatres business unit were down in the third quarter of fiscal 2012 compared to the same period one year ago.  This decline is due in part to the large video contracts booked in the third quarter of fiscal 2011 and the decline of the standard display business for K-12 education.  The pipeline for video projects and standard scoreboards in parts of the country remains strong, which could lead to higher sales in the summer and fall of calendar year 2012.

Outlook
Morgan added, “As a result of the lower order volume in the third quarter, as discussed above, net sales could decline in the fourth quarter of fiscal 2012 compared to the third quarter of fiscal 2012, which would put pressure on our gross profit margins. We are expecting that the higher benefit and certain other cost increases we experienced in the latest quarter will decrease in the fourth quarter. We will continue our efforts at cost reduction to improve gross margins.”

“There is continuing strength in our Commercial business unit, driven by our billboard and standard products, and in our International business unit driven by our new indoor and outdoor high resolution video display technology, including billboard applications.  Our Schools and Theatres business unit is still feeling the effects of the tougher economy, although we continue to see interest in video systems for high schools and pipeline improvements in standard product in some areas of the country. There is a strong pipeline of opportunities in the Live Events business, and the opportunity for a strong quarter of order bookings exists, but, as always, it will depend on our win rate on the large projects. We expect transportation orders to be relatively flat in the short term, as we just finished booking the large New Jersey Turnpike order in the third quarter, but there are a couple of large opportunities in the pipeline that could drive higher order volume. Overall, we expect that orders will increase in the fourth quarter of fiscal 2012 compared to the fourth quarter of fiscal 2011,” said Morgan.

“We are continuing our investment in developing our international presence and are pleased to announce the opening of sales and service offices in Spain and Singapore. We expect our sales and service office in Brazil to be operational in our fiscal 2012 fourth quarter.”

Strategy
“Our focus continues to be on winning orders to grow the top line, while reducing costs by improving our manufacturing processes across the company and further lowering the manufactured costs of our products through product development initiatives and leveraging a global supply chain.  We will continue with initiatives to further improve reliability and quality, maintain a high level of on-time delivery, and strengthen our after-sales service delivery.  Finally, we will continue to focus on operating expenses and free cash flow, with our priorities for cash being funding operations, including developing new and improved product offerings, expanding markets for existing products, and investing in business process improvement initiatives to create shareholder value over time,” concluded Morgan.

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world’s largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require the integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, Schools and Theatres, and Transportation, and one International business unit. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation and other risks described in the company’s SEC filings, including its Annual Report on Form 10-K for its 2011 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Bill Retterath, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Financial tables are included on the following pages.

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	January 28,	January 29,	January 28,	January 29,
	2012	2011	2012	2011

Net sales	$122,925	$99,868	$377,532	$327,289
Cost of goods sold	95,070	76,226	288,702	244,242
Gross profit	27,855	23,642	88,830	83,047

Operating expenses:
Selling expense	13,341	12,148	38,475	37,084
General and administrative	6,974	6,047	20,410	17,259
Product design and development	5,696	4,673	17,050	13,787
	26,011	22,868	75,935	68,130
Operating income	1,844	774	12,895	14,917

Nonoperating income (expense):
Interest income	434	544	1,326	1,382
Interest expense	(61)	(41)	(231)	(118)
Other (expense) income, net	(29)	557	(221)	818

Income before income taxes	2,188	1,834	13,769	16,999
Income tax expense	522	3	4,775	5,718
Net income	$1,666	$1,831	$8,994	$11,281

Weighted average shares outstanding:
Basic	41,916	41,534	41,811	41,341
Diluted	42,076	42,201	42,175	41,969

Earnings per share:
Basic	0.04	0.04	0.22	0.27
Diluted	$0.04	$0.04	$0.21	$0.27

Cash dividend paid per share	$0.51	$-	$0.62	$0.60

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Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	January 28,
	2012	April 30,
	(unaudited)	2011
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$30,661	$55,854
Marketable securities	19,916	22,943
Accounts receivable, net	53,925	61,778
Inventories	51,979	46,889
Costs and estimated earnings in excess of billings	34,557	24,193
Current maturities of long-term receivables	6,028	5,343
Prepaid expenses and other assets	6,155	6,312
Deferred income taxes	9,975	9,640
Income tax receivables	3,813	4,870
Total current assets	217,009	237,822

Advertising rights, net and other assets	1,155	1,383
Long-term receivables, less current maturities	12,952	13,558
Goodwill	3,327	3,384
Intangibles	1,466	1,654
Deferred income taxes	271	180
	19,171	20,159
PROPERTY AND EQUIPMENT:
Land	1,497	1,497
Buildings	56,079	55,457
Machinery and equipment	62,916	58,233
Office furniture and equipment	15,640	15,648
Computer software and hardware	41,162	37,754
Equipment held for rental	1,318	1,283
Demonstration equipment	9,060	8,086
Transportation equipment	4,014	3,688
	191,686	181,646
Less accumulated depreciation	122,664	111,780
	69,022	69,866
TOTAL ASSETS	$305,202	$327,847

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Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)

	January 28,
	2012	April 30,
	(unaudited)	2011
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable, bank	$3,180	$2,316
Accounts payable	31,951	29,223
Accrued expenses	17,917	21,748
Warranty obligations	14,095	14,474
Billings in excess of costs and estimated earnings	13,952	20,284
Customer deposits	9,849	11,288
Deferred revenue (billed or collected)	8,604	8,770
Current portion of other long-term obligations	369	273
Income tax payable	462	880
Deferred income taxes	450	406
Total current liabilities	100,829	109,662

Long-term warranty obligations	8,998	8,508
Long-term deferred revenue (billed or collected)	3,710	4,559
Other long-term obligations, less current maturities	1,270	2,010
Deferred income taxes	10	6
Total long-term liabilities	13,988	15,083
TOTAL LIABILITIES	114,817	124,745

SHAREHOLDERS' EQUITY:
Common stock	34,515	32,670
Additional paid-in capital	23,564	21,149
Retained earnings	132,335	149,291
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive income	(20)	1
TOTAL SHAREHOLDERS' EQUITY	190,385	203,102
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$305,202	$327,847

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Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended
	January 28,	January 29,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,994	$11,281
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	13,398	14,980
Amortization of premium/discount on marketable securities	140	-
Loss (gain) on sale of property and equipment	11	53
Stock-based compensation	2,474	2,595
Excess tax benefit on exercise of stock options	(30)	(106)
Equity in losses of affiliates	-	36
Provision for doubtful accounts	(125)	(10)
Deferred income taxes, net	(377)	2,172
Change in operating assets and liabilities	(16,092)	6,373
Net cash provided by operating activities	8,393	37,374

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(12,633)	(5,595)
Proceeds from sale of property and equipment	168	195
Purchases of marketable securities	(10,968)	(16,869)
Sales or maturities of marketable securities	13,925	-
Insurance recoveries on property and equipment	-	114
Other investing activities, net	-	2,095
Net cash used in investing activities	(9,508)	(20,060)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	782	-
Proceeds from exercise of stock options	431	1,223
Excess tax benefits from stock-based compensation	30	106
Principal payments on long-term debt	-	(14)
Dividends paid	(25,950)	(24,794)
Net cash used in financing activities	(24,707)	(23,479)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	66	111
NET DECREASE IN CASH AND CASH EQUIVALENTS	(25,756)	(6,054)

CASH AND CASH EQUIVALENTS:
Beginning of period	54,308	63,603
End of period	$28,552	$57,549

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Daktronics, Inc. and Subsidiaries
Net Sales and Orders By Business Unit
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	January 28,	January 29,	January 28,	January 29,
	2012	2011	2012	2011
Net Sales:
Commercial	$38,833	$28,750	$115,240	$83,760
Live Events	38,496	36,138	123,676	120,846
Schools & Theatres	10,696	11,672	46,418	49,671
Transportation	10,261	11,063	34,200	30,091
International	24,639	12,245	57,998	42,921
Total net sales	$122,925	$99,868	$377,532	$327,289

Orders:
Commercial	$30,720	$25,772	$111,319	$84,484
Live Events	38,684	46,797	122,507	110,798
Schools & Theatres	9,941	12,171	41,589	47,773
Transportation	15,443	11,416	43,459	32,452
International	12,218	8,993	46,117	48,683
Total orders	$107,006	$105,149	$364,991	$324,190

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Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow
(in thousands)
(unaudited)

	Nine Months Ended
	January 28,	January 29,
	2012	2011
Net cash provided by operating activities	$8,393	$37,374
Purchases of property and equipment	(12,633)	(5,595)
Proceeds from sale of property and equipment	168	195
Free cash flow	$(4,072)	$31,974

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term “free cash flow” is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors and management when assessing period to period results and may not be computed the same as similarly titled measures used by other companies.

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